Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Sensata Technologies Holding plc for the registration of ordinary shares and to the incorporation by reference therein of our reports dated February 2, 2017, with respect to the consolidated financial statements and schedules of Sensata Technologies Holding N.V., and the effectiveness of internal control over financial reporting of Sensata Technologies Holding N.V., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
September 29, 2017